Exhibit 99.1

PetMeds® Appoints Three New Key Executives Strategic hires will be instrumental to the company’s digital transformation and future growth.

DELRAY BEACH, Florida, January 10, 2022. — PetMed Express, Inc. (NASDAQ: PETS), America's Most Trusted Pet Pharmacy®, today announced the addition of three new executives to the company. These key hires are an integral part of PetMeds® digital transformation, with each new leader providing a unique skill set to help accelerate growth in the Company’s e-commerce business.

“PetMeds is undergoing a rapid transformation into a growth company, and we are excited to have had the opportunity to hand-pick three unicorns in their respective fields,” said Matt Hulett, CEO and President at PetMeds. “These new team members have extensive turnaround and scale experience, which will be integral to the future of PetMeds as the digital leader in pet health. With their skills, we can better serve the millions of pet parents we assist today — and the millions more we look to serve.”

PetMeds’ newest executive hires:

Mark Moseley, Chief Technology and Information Officer

Mark joins PetMeds after a successful career at language-learning leader Rosetta Stone, where he spent 17 years driving every aspect of the company’s technology and operations. His exceptional efforts in IT, scale product development, infrastructure, and operations enabled the company to turn around its legacy business, which helped with two successful monetization events for investors.

Dan Pingree, Chief Marketing Officer

Dan has a diverse set of digital retailing experiences, including seven years as the Chief Marketing Officer at Moosejaw Mountaineering. Dan was part of the team that successfully sold Moosejaw to Walmart. In addition, he has direct-to-consumer pharmaceutical experience at a public company as a former executive at Drugstore.com.

Jacqueline Smith, Vice President of People

Jacqueline was previously Vice President of HR at Anju Software, leading the company’s global human resources operations. An accomplished and effective executive, she has more than 20 years of experience in change management and business transformation. She has already begun a critical review and revamp of PetMeds’ HR tools and best practices.

ABOUT PETMEDS

Founded in 1996, PetMed Express is America’s Most Trusted Pet Pharmacy®, delivering prescription and non-prescription pet medications and other health products for dogs, cats, and horses direct to the consumer at competitive prices through its website at petmeds.com and also through its 1-800-PetMeds toll free number.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2021. The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K.

For investment relations contact PetMed Express, Inc., Bruce S. Rosenbloom, CFO, 561-526-4444, investor@petmeds.com

For media relations contact Butin PR, Mary Eva Tredway, maryeva@butinpr.com.

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